Exhibit 99.1

Pixelworks Announces Board Authorization of $5 Million Stock Repurchase Program

PORTLAND, Ore., Mar. 31, 2026 – Pixelworks, Inc. (NASDAQ: PXLW) (“Pixelworks” or the “Company”), a provider of innovative cinematic and enhanced visualization solutions, today announced the Company’s first-ever stock repurchase program in the amount of $5 million. The repurchase program was approved by the Board of Directors on March 30, 2026, and provides an initial two-year window beginning on May 15, 2026, for the Company to repurchase shares of Pixelworks’ common stock.

Chairman and CEO of Pixelworks, Todd DeBonis, stated, “This share repurchase program reflects the Board’s confidence in our go-forward strategy as a global technology licensing company and shared belief that Pixelworks’ shares are meaningfully undervalued. Given our projected cash position of approximately $58 million as of March 31, 2026, we believe the Company has ample flexibility to support both our future working capital needs and prudent investments to scale a high-margin licensing business.”

Repurchases of shares under the program may be made in the open market, including in block trades or in privately negotiated transactions, subject to requirements of the applicable federal securities laws. The timing and quantity of repurchased shares will be at the discretion of Pixelworks management. Additionally, the Company may enter into one or more Rule 10b5-1 trading plans in connection with the repurchase program.

About Pixelworks, Inc.
Pixelworks is a technology licensing company specializing in cinematic visualization solutions, including industry-leading content creation, delivery and display processing solutions that enable highly authentic viewing experiences with superior visual quality. Pixelworks has more than 20 years of delivering image processing innovation to leading providers of consumer electronics, professional displays and video streaming services. For more information, please visit Pixelworks’ web site at www.pixelworks.com.

Note: Pixelworks, the Pixelworks logo, Truecut Motion and Truecut are trademarks of Pixelworks, Inc.

Safe Harbor Statement
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of terms such as “begin,” “continue,” “will,” “expect”, “believe,” “anticipate” and similar terms or the negative of such terms. All statements other than statements of historical fact are forward-looking statements for purposes of this release. Such statements are based on management's current expectations, estimates and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from those contained in forward looking statements due to many factors, including, without limitation, market and other conditions and other factors described in our other filings with the Securities and Exchange Commission (the “SEC”) from time to time. More information regarding potential factors that could affect the Company's financial results is included from time to time in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2025, as well as subsequent SEC filings.

The forward-looking statements contained in this release are as of the date of this release, and the Company does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.

Contacts:
Investor Contact
Shelton Group
Brett Perry
P: +1-214-272-0070
E: bperry@sheltongroup.com

Company Contact
Pixelworks, Inc.
E: info@pixelworks.com